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                                  EXHIBIT 11

                            First Savings Bank, SLA
                       Computation of Earnings Per Share

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
                                                      Year Ended December 31,
                                                      -----------------------
                                                         1997         1996
                                                      ----------   ----------
Net income applicable to common stock
 and common stock equivalents (in thousands)          $    9,295   $    4,710
                                                      ==========   ==========

Basic Earnings Per Share
------------------------

  Average shares of common stock outstanding           7,916,932    7,828,399
                                                      ==========   ==========

  Basic Earnings Per Share                                 $1.17        $0.60
                                                      ==========   ==========

Diluted Earnings Per Share
--------------------------

  Average shares of common stock outstanding           7,916,932    7,828,399
  Common stock equivalents of stock options               90,383      155,400
                                                      ==========   ==========
                                                       8,007,315    7,983,799
                                                      ==========   ==========

  Diluted Earnings Per Share                               $1.16        $0.59
                                                      ==========   ==========
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